SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 28, 1998



                            CHAPARRAL RESOURCES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Colorado                     0-7261                     84-0630863
 ---------------------------    -------------------         ------------------
(State or other jurisdiction   (Commission File No.)         (I.R.S. Employer
 of incorporation)                                          Identification No.)




                 2211 Norfolk, Suite 1150, Houston, Texas 77098
                 ----------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (713) 807-7100



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Item 5.   OTHER EVENTS.
          ------------

     On July 28 and July 29, 1998, the Company sold certain accredited investors 6,666,667 shares of the Company's common stock for a purchase price of $1.50 per share or an aggregate purchase price of $10,000,002.50.

     As part of the transactions, the Company agreed to register the 6,666,667 shares of common stock for resale. Also, the Company agreed that, if at any time by January 24, 1999, the Company issues, or permits any person to subscribe for or purchase, the Company's common stock (or rights, options or warrants exercisable for the Company's common stock) at a price per share which is less than $1.50, then the investors will be entitled to receive the number of additional shares of the Company's common stock such that the weighted average price of all shares of the Company's common stock purchased by the investors equals the new, lower purchase price.

     Allen & Company Incorporated acted as placement agent in connection with the sale of the 6,666,667 shares of common stock. As a result, Allen & Company Incorporated received reimbursement for its expenses related to the sales and, of the warrants to purchase 600,000 shares of the Company's common stock held by Allen & Company Incorporated that were unexercisable, warrants to purchase 400,000 shares of the Company's common stock became exercisable at an exercise price of $0.01 per share and will expire on November 25, 2002.

     Due to the fact the sales were below a price of $2.00 per share, the Company will be required to issue an additional 416,667 shares to the investor who purchased 1,250,000 shares of the Company's common stock for $2,500,000 in April 1998 in order to satisfy certain price probation agreements the Company has with such investor.


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Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.
          ---------------------------------

(c) Exhibits.

Exhibit 10.1      Form of Subscription Agreement



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 6, 1998

                                          CHAPARRAL RESOURCES, INC.




                                          By:  /s/ Michael B. Young
                                               ---------------------------------
                                               Michael B. Young, Treasurer
                                               and Controller


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                                  EXHIBIT INDEX

Exhibit 10.1      Form of Subscription Agreement





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